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                                                                EXHIBIT 10.63(b)



                               FIRST AMENDMENT TO
                   ENRON OIL & GAS COMPANY 1996 DEFERRAL PLAN


         WHEREAS, Enron Oil & Gas Company (the "Company") has heretofore adopted the Enron Oil & Gas Company 1996 Deferral Plan (the "Plan"); and


         WHEREAS, the Company desires to amend the Plan;


         NOW, THEREFORE, the Plan is amended as follows:


         1.      New Section 3.5 and Section 3.6 are added to the end of
Article III:

                 "3.5     Stock Option Deferral.  Participants, designated by
         the Committee, may make an advance written election to defer receipt of shares of Enron Oil & Gas Company common stock from the exercise of a stock option granted under a stock plan sponsored by Enron Oil & Gas Company, when such exercise is made by means of a stock swap using shares owned by the Participant. Elections to defer receipt of such shares shall be made pursuant to guidelines established by the Committee, and the value of such shares shall be credited to a Stock Option Deferral Account in a Participant's name who makes such an election. A deferral credited to a Participant's Stock Option Deferral Account shall be in an amount equal to the number of shares deferred multiplied by the per share exercise price of the exercised stock option, and shall be treated as if the amount of the deferral had purchased shares of Enron Oil & Gas Company common stock at such per share exercise price. Such deferrals will be credited with cumulative appreciation and/or depreciation based on the price of Enron Oil & Gas Company common stock. Dividend equivalents will be credited quarterly to the Participant's Stock Option Deferral Account and treated as if reinvested in Enron Oil & Gas Company common stock. Payments from a Participant's Stock Option Deferral Account will be made subject to applicable provisions of the Plan and the Participant's deferral election, on a form acceptable to the Committee. The Committee shall cause such payments to be made in shares of Enron Oil & Gas Company common stock."

                 "3.6     Restricted Stock Deferral.  Participants, designated
         by the Committee, may make an advance written election to defer receipt of shares of Enron Oil & Gas Company common stock to be released according to a grant to them of Restricted Shares under a stock plan sponsored by Enron Oil & Gas Company. Elections to defer receipt of
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         such shares shall be made pursuant to guidelines established by the
         Committee, and the value of such shares shall be credited to a Restricted Stock Deferral Account in a Participant's name who makes such an election. A deferral credited to a Participant's Restricted Stock Deferral Account shall be in an amount equal to the number of shares deferred multiplied by the closing price of a share of Enron Oil & Gas Company common stock as reported in the "NYSE -- Composite Transactions" section of the Midwest Edition of the Wall Street Journal on the date the shares deferred otherwise would have been released to the Participant or, if no prices are so reported on such day, on the last preceding day on which such closing price was actually reported, and shall be treated as if the amount of the deferral had purchased shares of Enron Oil & Gas Company common stock at such closing price. Such deferrals will be credited with cumulative appreciation and/or depreciation based on the price of Enron Oil & Gas Company common stock. Dividend equivalents will be credited quarterly to the Participant's Restricted Stock Deferral Account and treated as if reinvested in Enron Oil & Gas Company common stock. Payments from a Participant's Restricted Stock Deferral Account will be made subject to applicable provisions of the Plan and the Participant's deferral election, on a form acceptable to the Committee. The Committee shall cause such payments to be made in shares of Enron Oil & Gas Company common stock."


         2.       New Section 5.4 is added to the end of Article V:

                 "5.4     Change of FDA Elections.   Before and after
commencement of benefit payments under the Plan, a Participant with deferred compensation allocated to the FDA, may from time to time, but not more than once a month, according to written procedures adopted by the Committee, change his investment choices in the FDA.


         3. Effective January 1, 1998, Article VI is deleted in its entirety and the following is substituted therefor:

         "VI.  Timing of Benefit Payments.

                 6.1 Participant Elections. Participants may elect a lump sum payout or periodic annual payouts from two years to 15 years following the event of retirement, disability, death or termination (except for cause). The period of benefit payments must be chosen at the time that the election to defer compensation is made (an "Initial Payout Election"). A lump sum payment may be elected for 1994 deferrals or for any subsequent year of Plan participation. However, the length of a multi-year payout may be elected only one time, and the annual payment period shall apply to all subsequent deferrals for which a multi-year payout is elected.


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                 6.2      Change of Participant Elections.

                 A. Subject to the consent of the Committee and the provisions of this Section 6.2, a Participant may change all of his or her Initial Payout Election(s), other than a multi-year payout election, on a form acceptable to the Committee (a "Revised Payout Election"), which Revised Payout Election shall supersede and replace all prior Initial Payout Elections previously made by the Participant with respect to all deferrals under the Plan, except those deferrals for which a multi-year payout election has been made; such Revised Payout Election shall apply to the Participant's aggregate accounts of deferral for which a multi-year payout election has not been made. In such Revised Payout Election, the Participant may designate a combination of lump sum and annual payments from 2 to 15 years following the event of retirement, disability, death or termination (except for cause) subject to approval of the Committee. If in the Revised Payout Election, the Participant wishes to elect a multi-year payout, and has previously made a multi-year payout election with respect to a deferral under the Plan, the Participant's Revised Payout Election will be restricted to the previous multi-year payout election.

                 B. Subject to the consent of the Committee and the provisions of this Section 6.2, from time to time, a Participant may change a previous Revised Payout Election with a new Revised Payout Election which shall supersede such previous election.

                 C. A Revised Payout Election shall not become effective until one full calendar-tax year (Jan 1 - December 31) has expired after such election has been received by the Committee, unless the Committee in its sole discretion accelerates the effectiveness of such Revised Payout Election. If a Revised Payout Election does not become effective, the previous effective election of the Participant shall control.

         6.3 Accelerated Distribution. Notwithstanding any other provision of the Plan, subject to the consent of the Committee, a Participant may elect to receive, on a form acceptable to the Committee, a single sum distribution of all or a portion of the Participant's deferral accounts under the Plan, subject to the following penalties: ten percent (10%) of the elected distribution amount shall be forfeited and ninety percent (90%) of the elected distribution amount shall be paid to the Participant; and the Participant shall be suspended from participation in the Plan for thirty six (36) calendar months from the date of such distribution. All eligibility requirements must be met to reenter the Plan. The account balance shall be determined as of the last day of the month preceding the date on which the Committee receives the written request of the Participant. If approved by the Committee, the amount payable shall be paid in a single sum within sixty (60) days following the receipt of the participant's written request by the Plan Committee."


4. Effective January 1, 1998, Section 7.1 is deleted in its entirety and the following is substituted therefor:





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         "7.1    Phantom Stock Account.

                 A. With respect to deferral elections of a Participant for calendar years prior to 1998, the Participant or his survivors will have a choice at the start of the payout period as to the method of payment of the account balance. The two methods of payment are the "PSA Method" and the "Mid-Term Cost of Capital Method".

                          (1)     PSA Method.  Under the PSA Method, the number
of phantom shares in the account at the beginning of the payout period will be treated as if released in equal amounts over the payout period selected. The value of the shares, and resulting payment amount, will be based on the closing price of Enron Oil & Gas Company common stock on the Friday before the date of payment. Dividend equivalents will be paid annually based on the number of phantom shares remaining in the account.

                          (2)     Mid-Term Cost of Capital Method.  Under the
Mid-Term Cost of Capital Method, the accumulated value of the shares (account balance) at the beginning of the payout period will be paid in equal amounts over the payout period selected. Interest on the declining balance will be paid annually based on Enron's mid-term cost of capital, as established annually by the Committee. If the PSA Method is chosen at the beginning of the payout period, the Participant or his survivors may make one irrevocable election during the payout period to change to the Mid-Term Cost of Capital Method. The Participant cannot change from the Mid-Term Cost of Capital Method to the PSA Method once payout has started.

                 Additionally, such a Participant or survivors may, subject to the consent of the Committee, elect to receive payment of the Participant's account balance in shares of Enron Oil & Gas Company common stock on the condition that such election is made and is approved by the Committee before the Participant or survivors have an unconditional right to receive payment.

                 B. For deferral elections of a Participant for calendar years 1998 and thereafter, the Participant or his survivors will have no choice as to the method of payment of the account balance. Payment of the account balance shall be in the form of shares of Enron Oil & Gas Company common stock according to the payout election of the Participant in effect at the time payment of the account balance commences, provided, however, a multi-year payout election shall be subject to adjustment as determined in guidelines adopted by the Committee and reflected in the Participant's deferral election agreement."


5. Section 8.1 is deleted in its entirety and the following is substituted therefor:

         "8.1    Retirement Benefit.  The Account balance shall be paid as
elected by the Participant, with payments commencing by February 15 of the calendar year following Retirement. "Retirement" means, after attainment of age 55 with at least 5 years of service, a Participant's termination of employment and eligibility to receive benefits under the Enron Corp. Retirement Plan."





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6.       Section 8.2 is deleted in its entirety and the following is substituted therefor:

         "8.2    Disability Benefit.  The Account balance shall be paid as
elected by the Participant by February 15 of the calendar year following onset of the Disability. "Disability" means a physical or mental condition of a Participant resulting from a bodily injury or disease or mental disorder which:
a) renders a Participant incapable of continuing the further performance of his normal employment activities with the Company and has been determined by the Committee to be totally and permanently disabled for purposes of receiving long-term benefits under a long-term disability plan maintained by the Company; or b) renders a Director incapable of continuing the further performance of his duties as a Director of the Board."

7. Section 8.3 is deleted in its entirety and the following is substituted therefor:

         "8.3    Termination Benefit.  The Account balance shall be paid as elected by the Participant in the event of termination, whether voluntary or involuntary (except termination for cause), with payments commencing by February 15 of the calendar year following Termination."


8. Section 8.4 is deleted in its entirety and the following is substituted therefor:

         "8.4    Termination for Cause.  Upon a Participant's Termination for
Cause, the Participant shall be entitled to receive the elective deferred compensation credited to the Account; however, no interest shall be credited to the Account. If the termination is as the result of the Participant's fraud against or theft from the Company, the damages sustained by the Company shall be deducted from the amount payable under this Section 8.4. Payment shall be made in a single sum by February 15 of the calendar year following the date of Termination for Cause. The Participant shall have no further interest in the Account upon such termination of service and such payment. "Termination for Cause" shall mean termination of employment of Participant by the Company because of (1) conviction of a felony relating to or in connection with the Company or the Company's business; (2) willful refusal without proper legal cause to perform duties and responsibilities of employment; or (3) willfully engaging in conduct which the Participant has or reasonably should have reason to know is or will be materially injurious to the Company. Such termination shall be effected by notice thereof delivered by the Company to Participant and shall be effective as of the date of such notice; provided, however, that if
(a) termination is because of Participant's willful refusal without proper legal cause to perform any one or more of Participant's duties and responsibilities and (b) within seven days following the date of such notice Participant shall cease such refusal and shall use Participant's best efforts to perform such duties and responsibilities, the termination shall not be effective, and provided further, that the Company shall consult in good faith with Participant and provide an opportunity for Participant to be heard prior to the Company making a determination that any termination under (1), (2), or
(3) of this paragraph is Termination for Cause, and that failure to do so shall not constitute Termination for Cause."





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9.       The following sentence is added to the end of Article VI of the Plan:

         "Notwithstanding any provision in this Article VI, or elsewhere in the Plan, with respect to Participants who are employed in states which impose state income tax on Plan benefits, the Committee may determine the amount, manner and/or time of payment of benefits under the Plan, including, but no limited to, a requirement of at least a ten-year minimum payout period for Deferral Plan benefits."





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         AS AMENDED HEREBY, the Plan is specifically ratified and reaffirmed.


Dated effective as of December 9, 1997.



ATTEST:                                        ENRON OIL & GAS COMPANY



By:    /s/ Angus H. Davis                      By:  /s/ Patricia L. Edwards
    ------------------------------                 ----------------------------
    Angus H. Davis                                 Patricia L. Edwards
    Vice President, Communications                 Vice President, Human
      and Corporate Secretary                      Resources
                                                     & Administration





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